Exhibit 99.1

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One University Plaza, Suite 307 Hackensack, NJ 07601

Champions Oncology Announces Appointment of New CEO

Hackensack, NJ – July 18, 2025 – Champions Oncology, Inc. (Nasdaq: CSBR), a leading provider of oncology-focused CRO services specializing in preclinical and clinical specialty testing, today announced that its Board of Directors has appointed Rob Brainin as Chief Executive Officer and member of the Board of Directors, effective August 25, 2025.

Rob, who has served on Champions’ Board since 2021, will succeed Dr. Ronnie Morris, who has led the company as CEO since 2017. Dr. Morris will transition to the role of Executive Chair on August 25, supporting the leadership transition while remaining actively involved in the company's strategic initiatives.

“I want to thank Ronnie for his outstanding leadership and vision since 2017, and I am thrilled he will continue to play an integral role as Executive Chair,” said Joel Ackerman, Chairman of the Board, who will transition to a Director role. “As we expand beyond our core CRO services into a robust data offering, Rob’s expertise and track record of driving growth in innovative life sciences businesses make him the ideal leader to guide Champions through its next chapter.”

Rob Brainin brings more than 25 years of experience in life sciences and technology, with a proven ability to scale and grow businesses built on cutting-edge science and data capabilities. He most recently served as Chief Business Officer at Veracyte, an oncology diagnostics company, and previously as CEO of Genuity Science, a company focused on genomics, data, and therapeutic discovery.

“I am honored and excited to join Champions at such a pivotal time,” said Brainin. “The strength of Champions’ core CRO services provides a tremendous foundation to expand our emerging data platform and advance the pipeline of our discovery therapeutics subsidiary, Corellia AI. I look forward to working alongside this talented team to build on the company’s momentum and create value for our customers, employees, and shareholders.”

Dr. Morris added, “I am incredibly proud of what we have accomplished together and the outstanding team we have assembled. I have complete confidence that Rob is the right leader to take Champions into its next phase of growth, and I look forward to supporting him and the team in realizing the company’s full potential.”

Exhibit 99.1
About Champions Oncology

Champions Oncology is a global preclinical and clinical research services provider that offers end-to-end oncology R&D solutions to biopharma organizations. With the largest and most annotated bank of clinically relevant patient-derived xenograft (PDX) and primary hematological malignancy models, Champions delivers innovative highest-quality data through proprietary in vivo and ex vivo platforms. Through its large portfolio of cutting-edge bioanalytical platforms, groundbreaking data platform and analytics, and scientific excellence, Champions enables the advancement of preclinical and clinical oncology drug discovery and development programs worldwide. For more information, please visit www.ChampionsOncology.com.

Media Contact
Gavin Cooper
Vice President, Global Marketing
gcooper@championsoncology.com
518 488 9026

SOURCE: Champions Oncology, Inc.